Exhibit 2.2

VOTING AGREEMENT

VOTING AGREEMENT, dated as of August 6, 2012 (this “Agreement”), by and among THD At-Home Services, Inc., a Delaware corporation (“Parent”) and the Persons named on Schedule 1 hereto (each a “Stockholder” and collectively, the “Stockholders”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, Parent, U.S. Home Systems, Inc., a Delaware corporation (the “Company”), and Umpire Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, each issued and outstanding share of the common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive the Merger Consideration specified therein.

WHEREAS, as of the date hereof, each of the Stockholders is the beneficial owner of such Stockholder’s Existing Shares (as defined herein).

WHEREAS, as a condition and inducement to Parent entering into the Merger Agreement, Parent has required that each Stockholder agree, and each Stockholder has agreed, to enter into this Agreement and abide by the covenants and obligations with respect to such Stockholder’s Covered Shares (as defined herein);

WHEREAS, the Company Board has approved the Merger Agreement and the transactions contemplated thereby, and has approved the execution and delivery of this Agreement in connection therewith, understanding that the execution and delivery of this Agreement by each of the Stockholders is a material inducement and condition to Parent’s willingness to enter into the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

GENERAL

1.1 Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized and other defined terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Action” means any suit, claim, action, arbitration, known investigation of a Governmental Entity, or alternative dispute resolution action or any other judicial, administrative or arbitral proceeding.

“Affiliate” means, with respect to any Person, any other Person that is, directly or indirectly, controlling, controlled by or under common control with, such Person; provided that the Company shall not be deemed an Affiliate of any Stockholder.

“Beneficial Ownership” has the meaning ascribed to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The terms “Beneficially Own”, “Beneficially Owned” and “Beneficial Owner” shall each have a correlative meaning.

“control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Covered Shares” of a Stockholder (and each Stockholder’s “Covered Shares”) means the specified Stockholder’s Existing Shares, together with any shares of Company Common Stock or other voting capital stock of the Company and any shares of the Company Common Stock or other stock of the Company issuable upon the conversion, exercise or exchange of securities that are convertible into or exercisable or exchangeable for shares of Company Common Stock or other voting capital stock of the Company, in each case that such specified Stockholder has or acquires Beneficial Ownership of on or after the date hereof.

“Encumbrance” means all transfer and voting restrictions, liens, security interests, mortgages, pledges, hypothecations, easements, covenants, declarations, conditions and restrictions, defects in or clouds on title and other encumbrances of every kind and nature (including options, preemptive right, rights of first negotiation and rights of first refusal), whether arising by agreement, operation of Law or otherwise. The term “Encumber” shall have a correlative meaning.

“Existing Shares” of a Stockholder (and a Stockholder’s “Existing Shares”) means the shares of Company Common Stock that are Beneficially Owned by the specified Stockholder as of the date hereof, as set forth opposite such Stockholder’s name on Schedule 1 hereto.

“Expiration Date” shall mean the date on which this Agreement shall terminate in accordance with its terms.

“Permitted Transfer” means a Transfer of Covered Shares by a Stockholder (a) to an Affiliate of such Stockholder, provided that, such Affiliate shall remain an Affiliate of such Stockholder at all times following such Transfer, (b) to any member of the Stockholder’s immediate family or to a trust for the benefit of the Stockholder or any member of the Stockholder’s immediate family, in each case for estate planning purposes, or (c) by will or intestacy; provided, in each case, that prior to the effectiveness of such Transfer, such transferee executes and delivers to Parent a written agreement, in form and substance acceptable to Parent, to assume all of such Stockholder’s obligations hereunder in respect of the securities subject to such Transfer and to be bound by the terms of this Agreement, with respect to the securities subject to such Transfer, to the same extent as such Stockholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the securities transferred as such Stockholder shall have made hereunder.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity.

“Transfer” means, directly or indirectly, to sell, transfer, assign, Encumber, or similarly dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, Encumbrance or similar disposition of (including by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

ARTICLE II

VOTING

2.1 Agreement to Vote.

(a) Each Stockholder hereby irrevocably and unconditionally agrees that during the term of this Agreement, at the Special Meeting and at any other meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, such Stockholder shall, in each case to the fullest extent that the Covered Shares of such Stockholder are entitled to count as present, vote thereon or consent thereto:

(i) appear at each such meeting or otherwise cause such Stockholder’s Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent (if then permitted under the Company Charter and Company Bylaws) covering, all of such Stockholder’s Covered Shares (a) in favor of the adoption and approval of the Merger Agreement and approve the Merger and other transactions contemplated by the Merger Agreement and any action reasonably requested by the Parent in furtherance of the foregoing, including, without limiting any of the foregoing obligations, in favor of any proposal to adjourn or postpone any meeting of the Company Stockholders at which any of the foregoing matters are submitted for consideration and vote of the Company Stockholders to a later date if there are not sufficient votes for approval of such matters on the date on which the meeting is held to vote upon any of the foregoing matters; (b) against any action or agreement that would result in any of the conditions contained in ARTICLE VII of the Merger Agreement not being fulfilled or satisfied; and (c) against any Acquisition Proposal or any agreement related thereto and against any other action, agreement or transaction involving the Company or any of its Subsidiaries that is intended, or would reasonably be expected to, materially impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the Transactions or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by such Stockholder of such Stockholder’s obligations under this Agreement or to dilute in any material respect the benefits to Parent of the Merger and the other Transactions, including (x) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its Subsidiaries (other than the Merger); (y) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries or any reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; or (z) any change in the present capitalization of the Company or any amendment or other change to the Company Charter or Company Bylaws.

(b) Each Stockholder hereby waives, and agrees not to exercise or assert, any appraisal or similar rights (including under Section 262 of the DGCL) in connection with the Merger.

(c) Unless this Agreement has been terminated in accordance with its terms, the obligations of such Stockholder specified in Section 2.1(a) shall apply whether or not the Merger or any action described above is recommended by the Company Board (or any committee thereof).

2.2 No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that, except for this Agreement, such Stockholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Covered Shares of such Stockholder, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy (except pursuant to Section 2.3), consent or power of attorney with respect to the Covered Shares of such Stockholder that is inconsistent with, or that would have any adverse effect on its ability to meet, its obligations hereunder and (c) has not taken and shall not take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect as of any time when this Agreement remains in effect or have the effect of preventing or disabling such Stockholder from performing any of its obligations under this Agreement. Each Stockholder hereby represents that all proxies, powers of attorney, instructions or other requests given by such Stockholder prior to the execution of this Agreement in respect of the voting of such Stockholder’s Covered Shares, if any, are not irrevocable and the Stockholder hereby revokes (and shall cause to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to such Stockholder’s Covered Shares.

2.3 Proxy. Each Stockholder hereby irrevocably appoints as its proxy and attorney-in-fact, Carol B. Tomé, the Vice President and Treasurer of Parent, Teresa Wynn Roseborough, the Vice President and Secretary of Parent, and L. Briley Brisendine, Jr., Assistant Secretary of Parent, and any individual who shall hereafter succeed any such persons, and any other Person designated in writing by Parent, each of them individually, with full power of substitution and resubstitution, to vote or execute written consents with respect to the Covered Shares of such Stockholder in accordance with Section 2.1(a)(ii) prior to the Expiration Date at any annual or special meetings of stockholders of the Company (or adjournments thereof) at which any of the matters described in Section 2.1(a) is to be considered; provided however, that such Stockholder’s grant of the proxy contemplated by this Section 2.3 shall be effective if, and only if, such Stockholder has not delivered to the Secretary of the Company at least ten (10) Business Days prior to the meeting at which any of the matters described in Section 2.1 is to be considered a duly executed proxy card previously approved by Parent, and that may only be revoked as of the Expiration Date, directing that the Covered Shares of such Stockholder be voted in accordance with Section 2.1(a). This proxy, if it becomes effective, is coupled with an interest, is given as an additional inducement of Parent to enter into the Merger Agreement and shall be irrevocable prior to the Expiration Date, at which time any such proxy shall terminate. Each Stockholder (solely in its capacity as such) shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. Parent may terminate this proxy with respect to such Stockholder at any time at its sole election by written notice provided to such Stockholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Each Stockholder. Each Stockholder (severally and not jointly) hereby represents and warrants to Parent as follows:

(a) Authorization; Validity of Agreement; Necessary Action. To the extent such Stockholder is not an individual, such Stockholder is a general partnership, limited partnership, limited liability company or trust, as applicable, duly formed or organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such Stockholder has the requisite capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Parent, this Agreement constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) Ownership. Such Stockholder’s Existing Shares are, and all of the Covered Shares owned by such Stockholder from the date hereof through and on the Expiration Date will be, Beneficially Owned and/or owned of record by such Stockholder. Such Stockholder has good and valid title to such Stockholder’s Existing Shares, free and clear of any Encumbrances, voting trusts or voting agreements other than pursuant to this Agreement under applicable federal or state securities laws or pursuant to any written policies of the Company only with respect to restrictions upon the trading of securities under applicable securities laws. As of the date hereof, such Stockholder’s Existing Shares constitute all of the shares of Company Common Stock Beneficially Owned or owned of record by such Stockholder. Such Stockholder has and will have at all times through the Expiration Date sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article II, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Existing Shares and with respect to all of the Covered Shares owned by such Stockholder at all times through the Expiration Date.

(c) No Violation. The execution and delivery of this Agreement by such Stockholder do not, and the performance by such Stockholder of its obligations under this Agreement will not, (i) conflict with or violate any Law applicable to such Stockholder or by which any of its assets or properties is bound or any of the organizational documents of such Stockholder, or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on the properties or assets of such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder and/or any of its assets or properties is bound, except for any of the foregoing as would not impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(d) Consents and Approvals. The execution and delivery of this Agreement by such Stockholder do not, and the performance by such Stockholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require such Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity, other than the filings of any reports with the SEC.

(e) Absence of Litigation. As of the date hereof, there is no Action pending or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder and/or any of its Affiliates before or by any Governmental Entity that would reasonably be expected to impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f) Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

(g) Reliance by Parent. Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Stockholder and the representations and warranties of such Stockholder contained herein. Such Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.

3.2 Representations and Warranties of Parent.

Parent hereby represents and warrants to each Stockholder that Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has the requisite capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent, constitutes a legal, valid and binding agreement of Parent, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

ARTICLE IV

OTHER COVENANTS

4.1 Prohibition on Transfers; Other Actions. Until the Expiration Date, each Stockholder agrees that it shall not, except in accordance with the terms of the Merger Agreement or the Transactions, (a) Transfer any of such Stockholder’s Covered Shares, Beneficial Ownership thereof or any other interest therein unless such Transfer is a Permitted Transfer; (b) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, such Stockholder’s representations, warranties, covenants and obligations under this Agreement; or (c) take any action that could restrict or otherwise affect such Stockholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement. Any Transfer in violation of this Section 4.1 shall be void ab initio. Each Stockholder hereby consents to the entry of stop transfer instructions by the Company of any transfer of such Stockholder’s Covered Shares unless such transfer is made in compliance with this Agreement.

4.2 Stock Dividends, etc. In the event of a stock split, stock dividend or distribution, or any change in the Company Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares are changed or exchanged or which are received in such transaction.

4.3 No Solicitation; Support of Acquisition Proposals.

(a) Except as expressly permitted by the Merger Agreement, prior to the Expiration Date, each Stockholder agrees that it shall not, and shall cause each of its Affiliates and Representatives not to, directly or indirectly through another Person (i) initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to result in, an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding an Acquisition Proposal, or provide any information or data to any Person relating to the Company or any of its Subsidiaries, or afford to any Person access to the business, properties, assets or personnel of the Company or any of its Subsidiaries in connection with, or otherwise cooperate with any Person with respect to, an Acquisition Proposal, or (iii) enter into any agreement with respect to an Acquisition Proposal. Each Stockholder shall, and shall cause its Affiliates and its or their respective Representatives to immediately cease all discussions and negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in this Section 4.3 by any of the Stockholder’s Affiliates or Representatives shall be deemed to be a breach of this Section 4.3 by such Stockholder.

(b) For the purposes of this Section 4.3, the Company shall be deemed not to be an Affiliate or Subsidiary of any Stockholder, and any officer, director, employee, agent or advisor of the Company (in each case, in their capacities as such) shall be deemed not to be a Representative of any Stockholder or any Affiliate thereof.

4.4 Notice of Acquisitions. Each Stockholder agrees to notify Parent as promptly as practicable (and in any event within 24 hours after receipt) orally and in writing of the number of any additional shares of Company Common Stock or other securities of the Company of which such Stockholder acquires Beneficial Ownership on or after the date hereof.

4.5 Further Assurances. From time to time until the Expiration Date, at Parent’s reasonable request and without further consideration, each Stockholder agrees to cooperate with Parent in making all filings and obtaining all consents of Governmental Entities and third parties and to execute and deliver such additional documents and take all such further actions as may be necessary or desirable to effect the actions contemplated by this Agreement. Without limiting the foregoing, each Stockholder hereby authorizes Parent to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement such Stockholder’s identity and ownership of such Stockholder’s Covered Shares and the nature of such Stockholder’s obligations under this Agreement.

ARTICLE V

MISCELLANEOUS

5.1 Termination. This Agreement shall terminate and be of no further force or effect upon the earliest to occur of (a) the Effective Time; (b) the termination of the Merger Agreement in accordance with its terms or (c) the mutual written agreement of the Stockholders and Parent. Notwithstanding the foregoing, the provisions of this ARTICLE V shall survive any termination of this Agreement without regard to any temporal limitation. Neither the provisions of this Section 5.1 nor the termination of this Agreement shall relieve any party hereto from any liability of such party to any other party incurred prior to such termination or expiration with respect to a breach of this Agreement. Nothing in the Merger Agreement shall relieve any Stockholder from any liability arising out of or in connection with a breach of this Agreement. In particular, without limitation, the liability of the Stockholder for damages and losses suffered by Parent as a consequence of any breach by such Stockholder shall not be extinguished by the payment or the coming due of any amount pursuant to Section 8.2 of the Merger Agreement.

5.2 No Ownership Interest. Each Stockholder has agreed to enter into this Agreement and act in the manner specified in this Agreement for consideration. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to such Stockholder’s Covered Shares. All rights and all ownership and economic benefits of and relating to a Stockholder’s Covered Shares shall remain vested in and belong to such Stockholder. Without limiting the generality of the previous sentence, each Stockholder shall be entitled to receive any cash dividend paid by the Company with respect to such Stockholder’s Covered Shares during the term of this Agreement. Nothing in this Agreement shall be interpreted as (i) obligating any Stockholder to exercise or convert any warrants, options or convertible securities or otherwise to acquire Company Common Stock or (ii) creating or forming a “group” with any other Person, including Parent, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable law.

5.3 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed facsimile or electronic transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

(a) if to Parent to:

THD At-Home Services, Inc.

c/o The Home Depot, Inc.

Building C-20

2455 Paces Ferry Road, N.W.

Atlanta, Georgia 30339

Telephone: (770) 384-5724

Facsimile: (770) 384-5824

Email: Briley_Brisendine@homedepot.com

Attention: Deputy General Counsel — Corporate Services & Store Operations

with a copy to:

King & Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309-3521

Telephone: (404) 572-4875

Facsimile: (404) 572-5133

E-mail: calsmith@kslaw.com

Attention: Cal Smith

(b)       if to a Stockholder, to the address set forth on the applicable signature block.

with a copy to:

U.S. Home Systems, Inc.

2951 Kinwest Parkway

Irving, Texas 75063

Telephone: (214) 488-6324

Facsimile: (214) 614-4775

Email: RGoodner@ushomesystems.com

Attention: General Counsel

Jackson Walker L.L.P.

Bank of America Plaza

901 Main Street, Suite 6000

Dallas, Texas 75202

Telephone: (214) 953-5801

Facsimile: (214) 661-6688

Email: jryan@jw.com

Email: afrutos@jw.com

Attention: James S. Ryan III and Alex Frutos

or to such other address, facsimile number or E-mail for a party as shall be specified in a notice given in accordance with this section; provided that any notice received by facsimile or electronic transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided further that notice of any change to the address or any of the other details specified in or pursuant to this Section 5.3 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 5.3. Nothing in this Section 5.3 shall be deemed to constitute consent to the manner or address for service of process in connection with any Legal Proceeding, including litigation arising out of or in connection with this Agreement.

5.4 Interpretation; Definitions. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply: (a) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation;” (b) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole, and not to any particular provision; (c) “date hereof” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if;” (e) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation hereof; (f) definitions are applicable to the singular as well as the plural forms of such terms; (g) pronouns shall include the corresponding masculine, feminine or neuter forms; (h) references to a Person are also to such Person’s permitted successors and assigns; and (i) references to an “Article,” or “Section,” or “Schedule” refer to an Article or Section of or Schedule to this Agreement. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

5.5 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or “PDF” transmission.

5.6 Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or attached hereto or thereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

5.7 Governing Law; Jurisdiction and Venue; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction. Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if no such state court has proper jurisdiction, the U.S. District Court for the District of Delaware, and any appellate court from any court thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the Transactions or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware state court or, if no such state court has proper jurisdiction, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware state or Federal court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware state or Federal court. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 5.7 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 5.3. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method. PARENT AND EACH OF THE STOCKHOLDERS HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT OR THE STOCKHOLDERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

5.8 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by Parent and each Stockholder. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the other parties.

5.9 Remedies. The parties hereto agree that (i) irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms hereof or were otherwise breached, and (ii) the parties will be entitled to specific performance of the terms hereof in addition to any other remedy to which such party is entitled at law or in equity. Accordingly, (i) Parent shall be entitled to an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement by any Stockholder and to enforce specifically the terms and provisions of this Agreement and (ii) each Stockholder shall be entitled to an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. For the avoidance of doubt, any party hereto may contemporaneously commence an action for specific performance and seek any other form of remedy at law or in equity that may be available for breach under this Agreement or otherwise in connection with this Agreement or the transactions contemplated hereby (including monetary damages). The obligations of each Stockholder hereunder shall be several and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.

5.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

5.11 Successors and Assigns; Third Party Beneficiaries. Except in connection with a Permitted Transfer, neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by any party without the prior written consent of the other parties hereto except that Parent may assign, in its sole discretion, any or all of its rights, interest and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

5.12 Action by Stockholder Capacity Only. The obligations of the Stockholders hereunder are several, and not joint or joint and several. Parent acknowledges that each Stockholder has entered into this Agreement solely in its capacity as the record and/or beneficial owner of such Stockholder’s Covered Shares (and not in any other capacity, including without limitation, any capacity as a director or officer of the Company). Nothing herein shall (a) limit or affect any actions taken by such Stockholder or its Affiliates or designees, or require such Stockholder or its Affiliates or designees to take any action, in each case, in its or his capacity as a director or officer of the Company (including exercising rights of the Company or the Company Board under the Merger Agreement), and any actions taken, or failure to take any actions, by it or him in such capacity as a director or officer of the Company shall not be deemed to constitute a breach of this Agreement or (b) be construed to prohibit, limit or restrict Stockholder from exercising Stockholder’s fiduciary duties as an officer or director to the Company or its stockholders.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

PARENT:

THD AT-HOME SERVICES, INC.

By:	/s/ Carol B. Tomé
Name: Carol B. Tomé Title: Vice President and Treasurer

[Signature Page to Voting Agreement]

STOCKHOLDERS:

About Face Limited

By:	GP About Face Ltd., its General Partner

By:	GP About Face Ltd., Inc., its General Partner

By:	/s/ Murray H. Gross
Name: Murray H. Gross Title: President

Address for notices:

Murray H. Gross 4490 Live Oak Blvd Delray Beach, FL 33445 Tel: (561) 496.1169 Fax: (561) 496.5322 Email: mgross3342@aol.com

BLG Partners, Ltd.

By:	/s/ Murray H. Gross
Name: Murray H. Gross Title: Managing Partner

Address for notices:

Murray H. Gross 4490 Live Oak Blvd Delray Beach, FL 33445 Tel: (561) 496.1169 Fax: (561) 496.5322 Email: mgross3342@aol.com

[Signature Page to Voting Agreement]

/s/ Murray H. Gross
Murray H. Gross, individually

Address for notices:

Murray H. Gross 4490 Live Oak Blvd Delray Beach, FL 33445 Tel: (561) 496.1169 Fax: (561) 496.5322 Email: mgross3342@aol.com

[Signature Page to Voting Agreement]

SSTCJ LLC

By:	/s/ Steven L. Gross
Name: Steven L. Gross Title: Manager

Address for notices:

Steven L. Gross 21485 Halstead Dr. Boca Raton, FL 33428 Tel: (561) 400-8097 Fax: (214) 614-4775 Email: sgross@ushomesystems.com

/s/ Steven L. Gross
Steven L. Gross, individually

Address for notices:

Steven L. Gross 21485 Halstead Dr. Boca Raton, FL 33428 Tel: (561) 400-8097 Fax: (214) 614-4775 Email: sgross@ushomesystems.com

[Signature Page to Voting Agreement]

/s/ Robert A. DeFronzo
Robert A. DeFronzo, individually

Address for notices:

Robert A. DeFronzo 3505 Windsor Forest Drive Grapevine, TX 76051 Tel: (214) 587-7953 Fax: (214) 614-4775 Email: gdefronzo@ushomesystems.com

[Signature Page to Voting Agreement]

/s/ Richard B. Goodner
Richard B. Goodner, individually

Address for notices:

Richard B. Goodner 6608 Emerald Drive Colleyville, Texas 76034 Tel: (214) 587-0653 Fax: (214) 614-4775 Email:rgoodner@ushomesystems.com

[Signature Page to Voting Agreement]

Union Hill Investments

By:	/s/ Don A. Buchholz
Name: Don A. Buchholz Title: Managing Partner

Address for notices:

Don A. Buchholz
7712 Glenshannon Circle
Dallas, TX 75225
Tel: (214) 739.3945
Fax: (214) 739.3954
Email: donb@bigdallas.net

Union Hill Property Company Ltd.

By: Chickadee Partners, its General Partner

By:	/s/ Don A. Buchholz
Name: Don A. Buchholz Title: Partner

Address for notices:

Don A. Buchholz
7712 Glenshannon Circle
Dallas, TX 75225
Tel: (214) 739.3945
Fax: (214) 739.3954
Email: donb@bigdallas.net

[Signature page to Voting Agreement]

/s/ Don A. Buchholz
Don A. Buchholz, individually

Address for notices:

Don A. Buchholz
7712 Glenshannon Circle

Dallas, TX 75225
Tel: (214) 739.3945
Fax: (214) 739.3954
Email: donb@bigdallas.net

[Signature Page to Voting Agreement]

/s/ Larry A. Jobe
Larry A. Jobe, individually

Address for notices:

Larry A. Jobe
6 Glenkirk Circle
Dallas, TX 75225
Tel: (214) 369.3583
Fax: (214) 369. 3584
Email: ljobe@legaljobnet.com

[Signature Page to Voting Agreement]

Estate of Shirley Murphy Trust

By:	/s/ Kenneth W. Murphy
Kenneth W. Murphy, its Trustee

Address for notices:

Kenneth W. Murphy
3401 Lee Parkway, #2101
Dallas, TX 75219
Tel: (214) 219.3536
Fax: (214) 520.7338
Email: murphyk@kwmstables.com

By:	/s/ Kenneth W. Murphy
Kenneth W. Murphy, individually

Address for notices:

Kenneth W. Murphy
3401 Lee Parkway, #2101
Dallas, TX 75219
Tel: (214) 219.3536
Fax: (214) 520.7338
Email: murphyk@kwmstables.com

[Signature Page to Voting Agreement]

By:	/s/ Richard W. Griner
Richard W. Griner, individually

Address for notices:

Richard W. Griner
1007 Spring Lake Drive
Duncanville, TX 75137
Tel: (972) 296.3208
Fax: (972) 709.3191
Email: dickgriner@att.net

[Signature Page to Voting Agreement]

SCHEDULE 1

OWNERSHIP OF EXISTING SHARES

Beneficial Owner	Class	Number of Existing Shares[1]
/s/ Murray H. Gross
Murray H. Gross (includes 314,493 shares held by About Face Limited and 180,690 shares held by BLG Partners, Ltd.)	Company Common Stock	528,450

/s/ Steven L. Gross
Steven L. Gross (includes 161,015 shares held by SSTCJ LLC)	Company Common Stock	167,098

/s/ Robert A. DeFronzo
Robert A. DeFronzo	Company Common Stock	67,269

/s/ Richard B. Goodner
Richard B. Goodner	Company Common Stock	37,626

/s/ Don A. Buchholz
Don A. Buchholz (includes 50,000 shares held by Union Hill Investments and 77,000 shares held by Union Hill Property Company Ltd.)	Company Common Stock	162,710

/s/ Larry A. Jobe
Larry A. Jobe	Company Common Stock	74,684

/s/ Kenneth W. Murphy
Kenneth W. Murphy (includes 2,000 shares held by Estate of Shirley Murphy Trust)	Company Common Stock	55,301

/s/ Richard W. Griner
Richard W. Griner	Company Common Stock	32,075

[1]	Includes shares of Company Common Stock which may be acquired within 60 days of the date hereof pursuant to Company Stock Options.